UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 18, 2018

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33,913
(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
NeoGenomics, Inc. (the “Company”) announces that William B. Bonello, age 53, has been appointed Vice President of Strategy, Corporate Development and Investor Relations effective April 19, 2018. Mr. Bonello has served the Company since April 2017 as Vice President, Treasurer and Director of Corporate Development. Prior to joining the Company, from 2012 to 2017, Mr. Bonello worked with Craig-Hallum as a healthcare equity analyst covering diagnostic services and product stocks. Prior to joining Craig-Hallum, Mr. Bonello spent nearly 15 years as an equity analyst at Piper Jaffray, Wachovia Securities and RBC Capital Markets. Mr. Bonello was also the Senior Vice President for Investor Relations at LabCorp. Mr. Bonello received his B.A. degree from Carleton College and his M.B.A. from the Kellogg School of Management at Northwestern University.
The Company and Mr. Bonello entered into an employment agreement in April 2017, which provided that Mr. Bonello's salary would be $325,000 per year, which was subsequently increased to $340,000. Mr. Bonello is also eligible to receive a performance based bonus which was targeted at 35% of his base salary, and subsequently increased to 40% of his base salary upon completion of specific metrics established by the Board or the Compensation Committee for such fiscal year. In the event that Mr. Bonello's performance exceeds the thresholds for the target bonus, he may be eligible to receive up to 200% of the target bonus. Mr. Bonello is entitled to participate in all medical and other benefits that the Company has established for its employees and is eligible for up to 4 weeks of paid time off per year. If Mr. Bonello is terminated without cause the Company agrees to maintain his base salary for a period of twelve months.
Upon hire, Mr. Bonello was granted an option to purchase up to 100,000 shares of the Company’s common stock. Subsequently, Mr. Bonello was granted an additional option to purchase up to 120,500 shares of the Company’s common stock. Both option grants have an exercise price equal to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to the grant date. The option grants each have five year terms, subject to continued employment, and will vest ratably over the first three anniversary dates of the grant date.
There were no amendments to Mr. Bonello's employment agreement or options granted as a result of his change in position. Mr. Bonello does not have any family relationships with any of the Company’s other officers or directors.
    On April 18, 2018, the Board of Directors of NeoGenomics Inc. (the "Board") accepted notice from William J. Robison of his decision not to stand for re-election as a director of the Company at the next annual meeting of shareholders. Mr. Robison served as a member of the Board, as well as a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Mr. Robison's decision not to stand for re-election as a director was not the result of any disagreement with the Company or any matter relating to its operations, policies or practices. As of June 1, 2018, the date of the next annual meeting of stockholders, Stephen M. Kanovsky, a member of the Board, will serve as Chairman of the Nominating and Corporate Governance Committee. On April 18, 2018, the Board approved a reduction in the size of the Board from nine to eight directors effective as of June 1, 2018, the date of the next annual meeting of stckholders.

Item 8.01	Other Events.
The 2017 Annual Report and Letter to Shareholders, dated April 20, 2018, will be made available to shareholders of the Company, along with the definitive proxy material, and is attached hereto as Exhibit 99.1.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits
99.1 Annual Report and Letter to Shareholders dated April 20, 2018.

Exhibit Index

Exhibit No.	Description
99.1	Annual Report and Letter to Shareholders dated April 20, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Sharon A. Virag
Sharon A. Virag
Chief Financial Officer
Date: April 19, 2018